Exhibit 99.1

Media Contact:	Investor Relations Contact:
Kate Leeson	Kori Doherty
Taleo Corporation	Integrated Corporate Relations
415-568-9759	617-217-2084
kleeson@taleo.com	kdoherty@icrinc.com
Taleo Announces Fourth Quarter and Year Ended 2005 Financial Results
•	Q4 2005 revenue increases by 39% year-over-year to $21 million

•	Q4 2005 recurring application revenue increases by 36% year-over-year to $17.2 million.

•	Customer base grows by 123% for 2005 to a total of 421 as of December 31, 2005
SAN FRANCISCO, CA — April 18, 2006 — Taleo Corporation (Nasdaq: TLEO), the leading provider of on demand talent management solutions, today announced financial results for its fiscal fourth quarter and year ended December 31, 2005.
“We are very pleased with the company’s performance for the fourth quarter and full year 2005, which was highlighted by record revenue and customer acquisition results,” said Michael Gregoire, president and CEO, Taleo. “The demand for talent management is building, and our leadership position and proven track record of customer success sets Taleo apart in the market place.”
Gregoire added, “We are encouraged by the level of demand we see, and we are continuing to invest to capitalize on what we believe is a large, rapidly growing market opportunity. We recently announced a major new product release and several new solutions including a Taleo branded background and identity verification solution that we are delivering with a partner. We have increased our R&D efforts to further extend our leadership position and expand our addressable market.”
Taleo delivered the following results for the fourth quarter and year ended December 31, 2005:
Revenue: Total revenue for the fourth quarter was $21.0 million, an increase of 39% on a year-over-year basis. Recurring application revenues for the fourth quarter were $17.2 million, an increase of 36% on a year-over-year basis.
For the year ended December 31, 2005, total revenue was $78.4 million, an increase of 34%, while recurring application revenue was $63.3 million, an increase of 29%.

Net Income and Earnings per Share: Net income (loss) in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, was $0.3 million for the fourth quarter, compared to a net loss of $2.0 million for the same period last year. For the year ended December 31, 2005, net loss was $2.5 million, compared to a net loss of $5.7 million in 2004.
Normalized Net Income and Earnings Per Share: Normalized net income (a non-GAAP financial measure), which excludes amortization of acquired intangibles, fees for early retirement of indebtedness, write-off of unamortized indebtedness fees, and accretion of dividends and issuance costs on preferred stock, was $1.3 million for the three months ended December 31, 2005, compared to normalized net loss of $1.8 million in the same period last year. Normalized diluted earnings per share was $0.05 for the fourth quarter of 2005 based on 24.7 million average shares outstanding compared to normalized loss per share of $27.58 for the same period in 2004 based on 64 thousand average shares outstanding.
Normalized net income (loss), which excludes amortization of acquired intangibles, restructuring charges, stock compensation expense, fees for early retirement of indebtedness, write-off of unamortized indebtedness fees, and accretion of dividends, and issuance costs on preferred stock, was $1.9 million for the year ended December 31, 2005, compared to normalized net loss of $4.9 million in the same period in 2004. Normalized diluted earnings per share (a non-GAAP financial measure) was $0.09 for the year ended December 31, 2005 based on 20.3 million average shares outstanding compared to normalized loss per share of $87.00 for the same period in 2004 based on 56 thousand average shares outstanding.
Additional Fourth Quarter Business Highlights:
•	Taleo added a record number 73 new customers in the quarter, to end the year with 421 customers. New Taleo customers include leading companies across a wide variety of industries: BNP Paribas, MBNA, Public Storage, Dollar General Corp., Eagle Global Logistics, Weatherford International, University of Toronto, AstraZeneca, Abitibi Consolidated, Seagate Technology, North Shore Long Island Jewish Health System, Veritude, Corel Corporation, Inc., and Pacific Medical Centers.

•	Taleo ended the fourth quarter with 28% of the Fortune 100 as customers, demonstrating strong adoption of Taleo within the enterprise market segment.

•	Taleo had record sales in the SMB market segment with the addition of 147 new Taleo Business Edition customers in 2005.

•	Taleo expanded the number of active users during the fourth quarter to a total of more than 527,000; up from 500,000 in the third quarter of 2005.

•	Taleo customers have used the Taleo solution to process over 35.5 million candidates since inception, and supported over 578,000 hires for its clients in 2005.

•	Taleo launched Taleo Contingent 7 in the quarter.

Conference Call Details
In conjunction with this announcement, Taleo will host a conference call today at 8:30 am (EDT) to discuss the company’s fourth quarter 2005 financial results. To access this call, dial 877-502-9272 (domestic) or 913-981-5581 (international). A replay of this conference call will be available through April 25, 2006, at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 8687444. A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s Web site, (www.taleo.com) and a replay will be archived on the Web site as well.
About Taleo Corporation
Taleo Corporation (NASDAQ: TLEO) delivers on demand talent management solutions that enable organizations of all sizes to assess, acquire, develop and align their workforces for improved business performance. Taleo’s customers use its suite of solutions to improve their talent management processes to reduce the time and costs associated with these processes and to enhance the quality, productivity and satisfaction of their workforces. Taleo currently has more than 420 corporate customers with more than 525,000 registered users who use our services to fill positions in almost 100 countries.
Forward-looking Statements
This release contains forward-looking statements, including statements regarding Taleo’s future financial performance, market growth and general business conditions. Any forward-looking statements contained in this press release are based upon Taleo’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including the possibility that the market for enterprise software does not develop as anticipated; the volatility of our stock price due to the difficulty in predicting operating results and the long sales cycle for our software; failure to develop new software products or enhance existing products; failure to retain key staff; the failure to maintain historical maintenance renewal rates; and the failure to properly protect our proprietary rights and intellectual property. Further information on potential factors that could affect actual results is included in Item 1A of Taleo’s Annual Report on Form 10-K, as filed with the SEC on April 17, 2006, and in other reports filed by Taleo with the SEC.
Non-GAAP Financial Measures
Taleo has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes normalized net income and normalized earnings per share. Taleo uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Taleo’s ongoing operational performance. Taleo believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with other companies in Taleo’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude amortization of acquired intangibles, restructuring charges, stock compensation expense, fees for early retirement of indebtedness, write-off of unamortized indebtedness fees, and accretion of dividends and issuance costs on preferred stock.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.
Source: Taleo Corporation

Taleo Corporation
Consolidated Balance Sheets
(All amounts in thousands)

	December 31,	December 31,
	2005	2004
		(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$59,346	$5,773
Restricted cash	1,110	—
Accounts receivable	15,026	14,980
Prepaid expenses and other current assets	3,010	1,242
Investment credit receivable	4,944	2,784

Total current assets	83,436	24,779

Property and equipment, net	7,129	6,901
Restricted Cash	936	195
Other assets	283	2,402
Goodwill	5,947	2,828
Other intangibles, net	1,289	1,543

Total assets	$99,020	$38,648

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$583	$3,130
Accounts payable and accrued liabilities	13,063	9,737
Contingent shares issuable	81	—
Customer deposits	342	2,353
Deferred revenue	10,870	10,930

Total current liabilities	24,939	26,150

Customer deposits and long term deferred revenue	114	598
Other liabilities	155	250
Long-term debt	399	2,573
Class B redeemable common stock	—	—

Total liabilities	25,607	29,571

Series A, B, C and D Convertible Preferred Stock	—	50,413

Exchangeable share obligation	1,715	1,660

Stockholders’ equity (deficit):
Class A common stock	—	—
Additional paid-in capital	124,947	5,039
Accumulated deficit	(53,701)	(48,222)
Deferred compensation	(21)	(37)
Accumulated other comprehensive income	473	224

Total stockholders’ equity (deficit)	71,698	(42,996)

Total liability and stockholders’ equity (deficit)	$99,020	$38,648

Taleo Corporation
Consolidated Statements of Operations
(All amounts in thousands except per share data)

	Three Months Ended		Fiscal Year Ended
	December 31		December 31
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenue:
Application	$17,206	$12,686	$63,296	$49,010
Consulting	3,837	2,401	15,114	9,640

Total revenue	21,043	15,087	78,410	58,650

Cost of revenue:
Application	3,969	3,888	15,449	13,773
Amortization of acquired intangibles	249	214	970	854

Total cost of application revenue	4,218	4,102	16,419	14,627
Consulting	3,192	2,060	11,058	8,276

Total cost of revenue	7,410	6,162	27,477	22,903

Gross profit	13,633	8,925	50,933	35,747

Operating expenses:
Sales and marketing	5,903	4,891	22,544	18,153
Research and development	4,830	3,913	16,687	15,932
General and administrative (note 1)	2,778	2,149	10,310	7,161
Restructuring costs and other charges		—	804	—

Total Operating Expenses	13,511	10,953	50,345	41,246

Income (loss) from operations	122	(2,028)	588	(5,499)

Other income (expense):
Interest income	578	35	873	101
Interest expense	(53)	(116)	(1,272)	(404)
Fees for early extinguishment of debt	(726)	—	(2,264)	—
Other (expense) income, net	394	130	(416)	65

Total other (expense)	193	49	(3,079)	(238)

Income (loss) before provision for income tax	315	(1,979)	(2,491)	(5,737)

Provision (benefit) for income taxes	4	—	4	(11)

Net income (loss)	$311	$(1,979)	$(2,495)	$(5,726)

	Three Months Ended		Fiscal Year Ended
	December 31		December 31
	2005	2004	2005	2004
		(Restated)		(Restated)

Net income (loss)	$311	$(1,979)	$(2,495)	$(5,726)

Accretion of dividends and issuance cost on preferred stock	(388)	(856)	(2,984)	(3,299)

Net loss attributable to Class A common stockholders	$(77)	$(2,835)	$(5,479)	$(9,025)

Net loss per share attributable to Class A common stockholders - basic and diluted	$0.00	($44.30)	($1.19)	($161.16)

Weighted average Class A common shares — basic and diluted	18,168	64	4,619	56

NOTES

1.	General and administrative expenses for the fiscal year ended December 31, 2005 include $366 of stock compensation expense.

Reconciliation of GAAP income (loss) from operations and normalized income (loss) from operations:

	Three Months Ended		Fiscal Year Ended
	December 31		December 31
	2005	2004	2005	2004
GAAP loss reported above	$122	$(2,028)	$588	$(5,499)
Add back:
Restructuring costs and other charges	—	—	804	—
Stock compensation expense	—	—	366	—
Amortization of acquired intangibles	249	214	970	854

	249	214	2,140	854

Normalized income (loss) from operations	$371	$(1,814)	$2,728	$(4,645)

Reconciliation of GAAP net loss and net loss per share with normalized net income and normalized earnings per share:

	Three Months Ended		Fiscal Year Ended
	December 31		December 31
	2005	2004	2005	2004
GAAP net loss reported above	$(77)	$(2,835)	$(5,479)	$(9,025)
Add back:
Restructuring costs and other charges	—	—	804	—
Stock compensation expense	—	—	366	—
Fees for early retirement of indebtedness	31	—	1,569	—
Write-off of unamortized indebtedness fees	695	—	695	—
Amortization of acquired intangibles	249	214	970	854
Accretion of dividends and issuance costs on preferred stock	388	856	2,984	3,299

	1,363	1,070	7,388	4,153

Normalized net income (loss)	$1,286	$(1,765)	$1,909	$(4,872)

Normalized net income (loss) per share
Basic	$0.07	($27.58)	$0.41	($87.00)

Basic, pro forma as adjusted	$0.06	($0.11)	$0.11	($0.30)

Diluted	$0.05	($27.58)	$0.09	($87.00)

Reconciliation of basic and diluted share count:

Basic	18,168	64	4,619	56
Add: Weighted Average — Series B Common Stock	4,038	4,038	4,038	4,038
Weighted Average — Preferred Stock	402	12,334	9,351	12,334
Weighted Average — Warrants & Options	2,108	2,487	2,305	2,263

Diluted	24,716	18,923	20,313	18,691